SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

EQUITY INNS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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EQUITY INNS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 13, 2004

     We cordially invite you to attend our annual meeting of shareholders to be held at the Homewood Suites Hotel, 7855 Wolf River Parkway, Germantown, Tennessee, on Thursday, May 13, 2004 at 10:00 a.m., Central Time. At this meeting, you and our other shareholders will be able to vote on the following:

1.	The election of three Class I directors and one Class III director, with the Class I directors to serve on our Board of Directors until our annual meeting of shareholders in 2007 and the Class III director to serve on our Board of Directors until our annual meeting of shareholders in 2006, or until their successors have been duly elected and qualified; and

2.	Any other business that may properly come before our annual meeting and any adjournments of our annual meeting.

     As part of this Notice of Annual Meeting, we attach a proxy statement containing further information about our annual meeting and the proposal described above.

     You may either vote in person or by proxy. Please see the attached proxy statement for more details on how you can vote. If you cannot attend our annual meeting, we urge you to complete and return promptly the enclosed proxy card in the enclosed self-addressed envelope for your shares to be represented and voted at our annual meeting in accordance with your instructions. Of course, if you attend our annual meeting, you may withdraw your proxy and vote your shares in person.

     Only shareholders of record at the close of business on Monday, March 15, 2004 will be entitled to vote at our annual meeting or any adjournment of our annual meeting.

     Your vote is very important to us!

BY ORDER OF THE BOARD OF DIRECTORS:

J. MITCHELL COLLINS, Secretary

Memphis, Tennessee April 11, 2004

PROXY STATEMENT
GENERAL INFORMATION
VOTING
THE ELECTION OF DIRECTORS
OUR BOARD OF DIRECTORS
CORPORATE GOVERNANCE
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OWNERSHIP OF OUR COMMON STOCK
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ON COMPENSATION DECISIONS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
CHARTER
PROXY

EQUITY INNS, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 13, 2004

GENERAL INFORMATION

Our Board of Directors is soliciting your proxy for use at our annual meeting of shareholders to be held at the Homewood Suites Hotel, 7855 Wolf River Parkway, Germantown, Tennessee, on Thursday, May 13, 2004 at 10:00 a.m., Central Time and at any adjournments of our annual meeting. You are invited to attend our annual meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to instruct another person to vote your shares on your behalf at our annual meeting. For this purpose, we enclose one blank proxy card for your use.

The mailing address of our principal executive offices is 7700 Wolf River Boulevard, Germantown, Tennessee 38138.

This proxy statement and the accompanying proxy card and Notice of Annual Meeting are being mailed to our shareholders on or about April 11, 2004.

Purposes of Our Annual Meeting

The purposes of our annual meeting are: (1) to elect three Class I directors and one Class III director to serve on our Board; and (2) to transact any other business that may properly come before our annual meeting and any adjournments of our annual meeting. Our Board knows of no matters, other than the election of directors, to be brought before our annual meeting.

This Proxy Solicitation

There are two parts to this proxy solicitation: the proxy card and this proxy statement. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This proxy statement provides you information that you may find useful in deciding how to vote.

Proxies are being solicited by and on behalf of our Board, and the solicitation of proxies is being made primarily by the use of the mails. We will bear the cost of preparing and mailing this proxy statement and the accompanying material and the cost of any supplementary solicitations which may be made by mail, telephone, telegraph or personally by our officers and employees who will not be additionally compensated for their activities. We have retained Corporate Communications, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation of proxies at a fee of approximately $5,000, plus reimbursement of reasonable out-of-pocket expenses.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from anyone to whom it is unlawful to make such proxy solicitation in that jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

VOTING

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting

Our Board has fixed the close of business on Monday, March 15, 2004 as the record date for determining which of our shareholders are entitled to receive notice of, and to vote at, our annual meeting. You will be entitled to notice of, and to vote at, our annual meeting and any adjournments of our annual meeting, only if you were a shareholder of record at the close of business on the record date. At the close of business on our record date of March 15, 2004, we had issued and outstanding 43,044,450 shares of our common stock, which are entitled to vote at our annual meeting. We also had issued and outstanding on that date 3,450,000 shares of our 8.75% Series B Cumulative Preferred Stock, none of which shares is entitled to vote at this annual meeting. See “Required Votes.”

How to Vote Your Shares and How to Revoke Your Proxy

How to Vote. You may vote your shares at our annual meeting in person or if you cannot attend our annual meeting in person or you wish to have your shares voted by proxy even if you do attend our annual meeting, you may vote by duly authorized proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must complete and return the enclosed proxy card.

By completing and returning the proxy card and by following the specific instructions on the card, you will direct the designated persons (known as “proxies”) to vote your shares at our annual meeting in accordance with your instructions. Our Board has appointed Phillip H. McNeill, Sr. and Howard A. Silver to serve as the proxies for our annual meeting.

Your proxy card will be valid only if you sign, date and return it before our annual meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your shares for the election of the three nominees for Class I directors and one nominee for a Class III director. If the nominee for election to our Board is unable to serve—which we do not anticipate—or if any other matters are properly raised at the annual meeting, then either Messrs. McNeill, Sr. or Silver as the designated proxies will vote your shares in accordance with his best judgment.

In voting by proxy card as to the election of directors, you may either (1) vote in favor of one or more of the four nominees or (2) withhold your votes as to one or more of the nominees. Abstentions will be treated as set forth below. You may not vote for persons other than Messrs. McNeill, Sr., Schultz, Silver and Bowen in the election of directors.

If you cannot attend our annual meeting, we ask you to vote, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in the name of a broker or other intermediary, you may vote and revoke a previously submitted vote only through, and in accordance with, procedures established by the record holder(s) or their agent(s).

How to Revoke a Proxy. If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our annual meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy,

•	by completing a proxy with a later date and by returning it to us at or before the annual meeting, or

•	by attending our annual meeting and voting in person. (Note, however, that your attendance at our annual meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in-person at our annual meeting to revoke an earlier proxy.)

If you choose either of the first two means to revoke your proxy, you must submit either your notice of revocation or your new proxy card to our mailing address listed on page 1 of this proxy statement.

Required Votes

Voting Rights. You are entitled to one vote for each share of our common stock that you hold. Shares of our Series B Cumulative Preferred Stock do not have voting rights as to the election of directors. Therefore, if you hold shares of our Series B Cumulative Preferred Stock, you are not entitled to vote any of those shares on the election of our directors at our annual meeting. Cumulative voting of our shares is not allowed.

Quorum Requirements. Under Tennessee law and our charter and bylaws, a majority of votes entitled to be cast at the annual meeting, represented in person at the annual meeting or by proxy, will constitute a quorum for the consideration of the election of the nominees for Class I and Class III directors and for each matter to properly come before our annual meeting.

Vote Required. A plurality of all the votes cast voting in favor of the nominee will elect each nominee for Class I and Class III director.

Abstentions and Broker Non-Votes. No specific provisions of the Tennessee Business Corporation Act or our charter or bylaws address the issue of abstentions or broker non-votes. Abstentions will not be counted “for” or “against” proposals, but will be counted for the purpose of determining the existence of a quorum.

Under applicable New York Stock Exchange rules (the exchange on which our common stock is traded),

brokers holding shares for beneficial owners in nominee or “street name” must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner may not receive voting instructions from the beneficial owner and under the NYSE’s rules may not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.”

“Broker non-votes” will not be counted as votes cast for a proposal, but will be counted only for the purpose of determining the existence of a quorum.

Because the election of directors is a routine matter for which specific instructions from beneficial owners are not required under the NYSE’s rules, no “broker non-votes” will arise in the context of voting for the nominees for Class I and Class III directors.

If you do not vote your shares, your brokerage firm may either (1) vote your shares on routine matters, including this year’s election of directors, or (2) leave your shares unvoted.

To be certain that your shares are voted at our annual meeting, we encourage you to provide instructions to your brokerage firm by voting your proxy.

THE ELECTION OF DIRECTORS

Election of Nominees for Class I and Class III Directors

At our annual meeting, our shareholders will vote on the election of three Class I directors and one Class III director. For information on our continuing Class II and Class III directors, see “Our Board of Directors” beginning on page 6.

Our Corporate Governance and Nomination Committee has recommended to our Board as nominees, and our Board has nominated, Phillip H. McNeill, Sr., Raymond E. Schultz, Howard A. Silver and Robert P. Bowen for election to our Board. If elected, Messrs. McNeill, Sr., Schultz and Silver will serve as Class I directors for three-year terms that expire at our annual meeting of shareholders in 2007. If elected, Mr. Bowen will serve as a Class III director for a two-year term that expires at our annual meeting of shareholders in 2006. You will find below a brief biography of each nominee. See also “Ownership of Our Common Stock” on page 11 for information on their holdings of our common stock.

If any nominee becomes unavailable or unwilling to serve as a director for any reason, the persons named as proxies in the proxy card are expected to consult with our management in voting the shares represented by them and will vote in favor of any substitute nominee or nominees approved by our Board. Our Board has no reason to doubt the availability of any of the nominees for Class I or Class III director. Each of the nominees has expressed his willingness to serve as a Class I or Class III director if elected by our shareholders at our annual meeting.

Our Board recommends that you vote FOR the election of each nominee for Class I and Class III director.

Nominees for Election as Class I Directors
(Terms to Expire 2007)

PHILLIP H. McNEILL, SR., age 65	Mr. McNeill has served as our Chairman of the Board of Directors and Chief Executive Officer since our company was founded in 1993 and has been Chairman and President of McNeill Investment Company, Inc. since 1977. From 1963 to 1977, he served in various capacities, including President and Chief Executive Officer, with Schumacher Mortgage Company, Inc., a mortgage banking firm and subsidiary of Time, Inc. Mr. McNeill has served as President and Director of the Memphis Mortgage Bankers Association and the

Tennessee State Mortgage Bankers Association. He has been a director of National Commerce Financial Corporation (NYSE: NCF) since 1999, a member of the Board of Trustees of Rhodes College, the Board of Visitors of the University of Memphis, and a board member of the Society of Entrepreneurs and Youth Villages, Inc. Mr. McNeill is the father of Phillip H. McNeill, Jr., our Executive Vice President —Development.

Committees: None

RAYMOND E. SCHULTZ, age 70	Mr. Schultz is Chairman, President and Chief Executive Officer of RES Investments LLC. He served as Chairman of the Board and Chief Executive Officer of Promus Hotel Corporation from August 1997 to December 1998 and as Chairman of Promus Hotel Corporation’s Executive Committee from December 1997 to December 1998. Mr. Schultz served as President, Chief Executive Officer and a director of Promus Hotel Corporation from April 1995 through August 1997. From 1993 to 1995, he served as President and Chief Executive Officer of the Hotel Division of The Promus Companies Incorporated and was the President and Chief Executive Officer of Hampton Inn/Homewood Suites Hotel Division from 1991 to 1993. Mr. Schultz is a director of TBC Corporation (NASDAQ: TBCC) and Choice Hotels International, Inc. (NYSE: CHH), and serves on the Audit Committee of Choice Hotels. Mr. Schultz has been a director of our company since December 1998.

Committees: Audit; Compensation (Chairman); Corporate Governance and Nomination

HOWARD A. SILVER, age 49	Mr. Silver is our President and Chief Operating Officer, having served in these capacities since June 1998. Mr. Silver joined our company in May 1994 and has served in various capacities, including as Executive Vice President of Finance, Secretary, Treasurer and Chief Financial Officer of our company until June 1998. From 1992 until joining our company, Mr. Silver served as Chief Financial Officer of Alabaster Originals, L.P., Memphis, Tennessee, a fashion jewelry wholesaler. From 1978 to 1985, Mr. Silver was a certified public accountant with the national accounting firm of Coopers & Lybrand L.L.P., from 1985 to 1987, Mr. Silver served as Vice President of Finance of Fogelman Properties, Inc., Memphis, Tennessee, an apartment management company, and from 1987 to 1992, Mr. Silver was employed as a certified public accountant with the national accounting firm of Ernst & Young. He has been a certified public accountant since 1980. Mr. Silver has been a director of our company since December 1998. Mr. Silver is a director of Capital

Lease Funding, Inc., a publicly-owned REIT focused on financing and investing in real estate that is net leased primarily to single tenants and serves on the Audit Committee of Capital Lease Funding, Inc. He is also on the Board of Managers of GHII, LLC, a private furniture and equipment contractor, and is a director of Ridgeway Country Club in Memphis.

Committees: None

Nominee for Election as Class III Director
(Term to Expire 2006)

ROBERT P. BOWEN, age 62	Mr. Bowen is a retired partner of Arthur Andersen LLP, and from 1980 to 1998, he was partner-in-charge of the Audit practice of Andersen’s Memphis and Little Rock offices. For more than 25 years, he specialized in the hospitality/hotel and entertainment industry, and was a member of Andersen’s worldwide hospitality industry team. Mr. Bowen joined Andersen in 1968, after receiving his MBA degree from Emory University. He retired from Andersen in 1999. Mr. Bowen is a director of one other public company, Gaylord Entertainment Company (NYSE: GET.)

If elected, Mr. Bowen will also serve as our Audit Committee financial expert as that term is defined in the rules promulgated by the SEC.

Committees: Audit

OUR BOARD OF DIRECTORS

Our charter divides our Board into three classes as nearly equal in number as possible, with each class serving a three-year term. One class of directors is elected by our shareholders at each annual meeting. Our Board has determined that five to nine directors are needed to provide oversight for our company. One of our directors, Donald H. Dempsey, resigned as a director and executive officer of our company effective January 23, 2004, and another director, William W. Deupree, Jr., resigned as a director effective February 17, 2004. Today, the Board constitutes five members, three of whom are independent as determined by our Board under the rules promulgated by the NYSE. If Mr. Bowen is elected as a Class III director, our Board will constitute six members, four of whom would be independent. The Board may in fact decide during 2004 to seek additional qualified members. At our annual meeting, as discussed above, our shareholders will vote on the three nominees for Class I director and the one nominee for Class III director. The remaining members of our Board will continue as members of our Board until their respective terms expire, as indicated below, or until their successors are elected and qualified. We provide below a brief biography of each of our Class II and III incumbent directors.

Incumbent Director – Class II
(Term Expiring 2005)

HARRY S. HAYS, age 68	Mr. Hays is a private investor. He served as the President and Chief Executive Officer of Allen & O’Hara Inc., a national commercial real estate firm with particular expertise in the development, construction and management of major hotel brands including Holiday Inns, Hampton Inns, Residence Inns, Spring Hill Suites and Marriott Courtyards, and Allen & O’Hara Construction Co., L.L.C. from 1980 until his retirement in 1998. He joined the legal department of Allen & O’Hara Inc. in 1964 and served from 1970 to 1972 as Secretary and Assistant General Counsel and from 1972 to 1980 as a Director and Vice President and General Counsel. From February 1995 to February 1999, Mr. Hays was a member of the Board of Directors of The Residence Inn Association and served as chairman of its technology committee. Mr. Hays has been a director of our company since September 1999.

Committees: Audit (Chairman); Compensation; Corporate Governance and Nomination

Incumbent Director – Class III (Term Expiring 2006)

JOSEPH W. McLEARY, age 64	Mr. McLeary is a private investor and Vice Chairman of the Board of Imperial Management Corporation, a property and casualty insurance company. He is also a part-time employee of Wunderlich Securities, Inc. From 1997 to 1999, he served as Chairman of Executive Financial Services, Inc., a private financial consulting and benefits administration firm. From 1987 to 1997, he was Chairman and Chief Executive Officer of Midland Financial Group, Inc., a publicly-owned automobile insurance company. From 1984 to 1987, he was president of McLeary & Co., a company organized to manage a privately held investment fund engaged in the acquisition of small businesses in the Memphis, Tennessee area. From 1969 to 1983, he was President and Chief Financial Officer and a Director of Cook International, Inc., a publicly owned agricultural commodities firm. Before 1969, he was employed by the Federal Reserve Bank of Atlanta. Mr. McLeary has been a director of our company since February 1994.

Committees: Audit; Compensation; Corporate Governance and Nomination (Chairman)

CORPORATE GOVERNANCE

Independence of Our Board of Directors

Our charter and the listing standards of the NYSE require that a majority of our directors must be independent directors. Our Board has adopted as categorical standards the NYSE independence standards to provide a baseline for determining independence. Under these criteria, our Board has determined that the following members of our Board are independent: Raymond E. Schultz, Harry S. Hays and Joseph W. McLeary. We presently have five directors, including these three independent directors. Our Board has also determined that Robert P. Bowen, the nominee for a Class III director, is independent under the rules promulgated by the NYSE. If Mr. Bowen is elected as a Class III director, our Board will constitute six members, four of whom would be independent.

Committees and Meetings of Our Board of Directors

Board Meetings. We operate under the general management of our Board as required by our bylaws and the laws of Tennessee, our state of incorporation. Our Board met five (5) times during our 2003 fiscal year.

Executive Sessions of Our Non-Management Directors. Beginning at the 2004 annual meeting of shareholders, the non-management directors of our Board will meet in regularly scheduled executive sessions that exclude members of the management team, as provided for in our Corporate Governance Guidelines. At each meeting, the non-management directors will determine who presides over the meeting’s agenda and related discussion topics. The non-management directors may also choose to appoint a Chairman to preside over these meetings, and the Chairman may also rotate from time to time. Shareholders and other interested persons may contact this committee in writing by mail c/o Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, Tennessee 38138, Attn: Non-Management Directors. All such letters will be forwarded to our non-management directors.

Audit Committee. Our Board has established an Audit Committee. During our 2003 fiscal year, Messrs. McLeary, Hays and Schultz comprised the Audit Committee, with Mr. Hays serving as its chairman. Our Board has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the

Securities Exchange Act of 1934 and rules thereunder, as amended, and under the listing standards of the NYSE. The Audit Committee operates under a written charter (which is attached as Appendix A) adopted by our Board. Among other duties, this committee:

•	reviews and discusses with management and our independent public accountants our financial reports, financial statements and other financial information,

•	makes decisions concerning the appointment, retention, compensation, evaluation and termination of our independent public accountants,

•	reviews with our independent public accountants the scope and results of the audit engagement,

•	approves all professional services provided by our independent public accountants,

•	reviews the independence, experience, performance and independence of our independent public accountants,

•	considers the range of audit and non-audit fees,

•	reviews the adequacy of our internal accounting and financial controls, and

•	reviews any significant disagreements among the company’s management and our independent public accountants in connection with preparation of our company’s financial statements.

The Audit Committee met nine (9) times in our 2003 fiscal year. For more information, please see “Report of the Audit Committee” on page 20.

Compensation Committee. Our Board has also established a Compensation Committee. During our 2003 fiscal year, Messrs. Deupree (who resigned as a director effective February 17, 2004), Schultz and Hays comprised this committee, with Mr. Schultz serving as its chairman. Currently, Messrs. McLeary, Schultz and Hays comprise this committee, with Mr. Schultz serving as its chairman. Our Board has determined that each of the Compensation Committee members is independent, as that term is defined by the NYSE. The Compensation Committee operates under a written charter adopted by our Board in March 2004. Among other duties, this committee:

•	determines our executive officers’ compensation,

•	establishes salaries of and awards of performance-based bonuses to our executive officers, and

•	determines awards of restricted stock and stock option grants to our officers and employees under our stock plans.

The Compensation Committee met five (5) times in our 2003 fiscal year. For more information, please see “Compensation Committee Report on Executive Compensation” beginning on page 17.

Corporate Governance and Nomination Committee. In March 2003, our Board established a Corporate Governance and Nomination Committee. Messrs. McLeary, Schultz and Deupree (who resigned as a director effective February 17, 2004) comprised this committee, with Mr. Deupree serving as its chairman. Currently, Messrs. McLeary, Schultz and Hays comprise this committee, with Mr. McLeary serving as its chairman. Our Board has determined that each of the Corporate Governance and Nomination Committee members is independent, as that term is defined by the NYSE. The Corporate Governance and Nomination Committee operates under a written charter adopted by our Board in March 2004. Among other duties, this committee

•	identifies, selects, evaluates and recommends to our Board candidates for service on our Board, and

•	oversees the evaluation of our Board and management.

The Corporate Governance and Nomination Committee did not meet during our 2003 fiscal year.

Other Committees. From time to time, our Board may form other committees as circumstances warrant. Those committees will have such authority and responsibility as delegated to them by our Board.

Availability of Corporate Governance Materials. Shareholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee and our Corporate Governance and Nomination Committee, our Corporate Governance Guidelines and our Code of Ethics, on our Internet website under “Corporate Governance” at www.equityinns.com.

Director Nominations

Corporate Governance and Nomination Committee. The Corporate Governance and Nomination Committee performs the functions of a nominating committee. The Corporate Governance and Nomination Committee’s Charter describes the Committee’s responsibilities, including seeking, screening and recommending director candidates for nomination by our Board. The company’s Corporate Governance Guidelines also contain information concerning the responsibilities of the Corporate Governance and Nomination Committee with respect to identifying and evaluating the director candidates.

Director Candidate Recommendations and Nominations by Shareholders. The Corporate Governance and Nomination Committee’s charter provides that the committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the consideration of our Corporate Governance and Nomination Committee through the method described under “Communications With Our Board” below. In addition, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors if such shareholder complies with the notice procedures summarized in “Shareholders’ Proposals for Our 2005 Annual Meeting” below.

Process For Identifying and Evaluating Director Candidates. The Corporate Governance and Nomination Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Corporate Governance and Nomination Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the Board’s needs. Mr. Bowen was recommended to the Corporate Governance and Nomination Committee as a potential nominee for our Board by Mr. Schultz, who is an independent director.

Communications with Our Board

Our Board has approved unanimously a process for shareholders to send communications to our Board. Shareholders can send communications to our Board and, if applicable, to the Corporate Governance and Nomination Committee or to specified individual directors in writing c/o 7700 Wolf River Boulevard, Germantown, Tennessee 38138. All such letters will be forwarded to our Board, the Corporate Governance and Nomination Committee or any such specified individual directors.

Shareholder Proposals for Our 2005 Annual Meeting

Our Board will provide for presentation of proposals by our shareholders at the annual meeting of shareholders for 2005, provided that these proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding shareholder proposals.

Shareholders intending to submit proposals for presentation at our annual meeting of shareholders, scheduled for May 12, 2005, must submit their proposals in writing and we must receive these proposals at our executive offices on or before December 11, 2004 for inclusion in our proxy statement and the form of proxy relating to our 2005 annual meeting. We will determine whether we will oppose inclusion of any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 11, 2004 for inclusion in our proxy materials for our 2005 annual meeting of shareholders.

In order for a shareholder to nominate a candidate for Director, timely notice of the nomination must be received by the company in advance of the meeting. Ordinarily, such notice must be received not less than 120 days before the first anniversary of the date of the company’s proxy statement in connection with the last annual meeting, i.e., December 11, 2004 for the 2005 annual meeting of shareholders.

Director Attendance At Annual Meeting

In March 2004, the company adopted a policy that encourages directors to attend the annual meeting of shareholders. Five of our directors attended the 2003 annual meeting of shareholders.

Contributions to Charitable Entities

During 2003, the company did not make any contributions to charitable entities on which one of our directors or executive officers sits as a board member or serves as an executive officer.

Compensation of Directors

Each independent director receives $15,000 annually, payable $3,750 quarterly, and also $1,000 for each Board meeting attended and $750 for each committee meeting attended (each committee’s chair receives $3,500 annually, payable $875 quarterly). Directors who elect to be paid in shares of common stock instead of cash receive a 25% premium over the fees stated above. We issued a total of 14,586 shares of common stock to our independent directors and $44,000 in cash as part of their compensation during 2003. On becoming an independent director, each received 5,000 restricted shares vesting at 1,000 shares yearly. Messrs. Deupree and McLeary each received an additional 5,000 restricted shares, vesting at 1,000 shares annually from their August 1998 grant date. All of the restricted shares previously granted to our independent directors have vested, except for 1,000 restricted shares held by Mr. Hays.

In July 1994, Messrs. Deupree and McLeary each received options under the Directors’ Plan to purchase up to 5,000 shares of common stock, and all such options have since become exercisable. Each of our independent directors has also received (i) annually under the Directors’ Plan an option for 1,000 shares effective the date of the first Board meeting after each annual meeting of our shareholders (which may be forfeited on the date of grant in exchange for 200 shares of our common stock), and (ii) an option under the Directors’ Plan to purchase up to 5,000 shares of common stock, which are exercisable at 1,000 shares yearly beginning on the anniversary of the date of grant (for Messrs. Deupree and McLeary, this date was August 1998; for Mr. Schultz, December 1998; and for Mr. Hays, September 1999). Except for Mr. Hays’ option with respect to 1,000 shares of common stock, all of such options have become exercisable. Each option’s exercise price is the fair market value of our common stock on the date of grant. We also reimburse independent directors for out-of-pocket expenses incurred in connection with their service on our Board.

Our independent directors may also defer receipt of all or a part of their compensation under our Executive Deferred Compensation Plan. Deferred compensation is payable at the times specified by the independent director in a deferral election form. Amounts may be payable, for example, on termination of service as an independent director or attaining a certain age.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors, executive officers and any persons beneficially owning more than 10% of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the Securities and Exchange Commission and to the NYSE. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2003.

Based solely upon our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2003, except for Mr. Deupree, who inadvertently failed to file timely one

Form 4 report as to 373 shares of our common stock acquired by him in June 2003, and Mr. Dempsey, who inadvertently failed to file timely one Form 4 report as to 2,000 shares of our Series A Cumulative Preferred Stock redeemed by the company in August 2003.

OWNERSHIP OF OUR COMMON STOCK

We summarize below the beneficial ownership of our common stock, as of January 15, 2004 except where noted, by (1) each person or group beneficially owning more than five percent (5%) of our company’s common stock, (2) each of our directors and our director nominee, (3) each of our named executive officers and (4) all of our directors, our director nominee and our named executive officers as a group. A person generally “beneficially owns” shares if he or she, directly or indirectly, has or shares either the right to vote those shares or dispose of them. To our knowledge, none of the persons or entities listed below owned shares of our Series B Cumulative Preferred Stock at the indicated date. Unless otherwise indicated in the accompanying footnotes, all of the shares of our common stock listed below are owned directly, and the indicated person has sole voting and investment power.

	AMOUNT AND NATURE
NAME OF	OF BENEFICIAL		PERCENT
BENEFICIAL OWNER	OWNERSHIP		OF CLASS
Phillip H. McNeill, Sr.	1,504,902	(1)(3)	3.47	% (1)
Joseph W. McLeary	36,886	(4)	*
Raymond E. Schultz	70,815	(5)	*
Howard A. Silver	130,779	(2)(6)	*
Donald H. Dempsey	219,139	(2)(7)(12)	*
Harry S. Hays	91,404	(2)(8)	*
Robert P. Bowen	—	(13)	N/A
Phillip H. McNeill, Jr.	65,753	(2)(9)	*
J. Ronald Cooper	48,325	(2)(10)	*
Barclays Global Investors, NA,	2,281,374	(11)	5.36	% (11)
45 Fremont Street
San Francisco, CA 94105
All directors and named executive officers as a group (nine persons)	2,168,003	(1)(2)(3)(4)(5)(6)(7)(8)(9)(10)	4.98	% (1)

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Includes 830,584 shares issuable upon redemption of units of limited partnership interest in Equity Inns Partnership, L.P. held by Mr. McNeill or his affiliates, which may be tendered for redemption at the option of the holder at any time. The units are redeemable for cash or, at our sole option, shares of our common stock on a one-for-one basis. The total number of shares outstanding used in calculating the percentage of class for each beneficial owner assumes that none of the units held by other persons are redeemed for shares of our common stock. The total number of shares outstanding used in calculating the percentage of class for our directors, our director nominee and our named executive officers as a group assumes that all units held by each of the beneficial owners in this group are redeemed for shares of our common stock.

(2)	Includes shares of restricted stock. Each recipient of shares of restricted stock is entitled to vote and receive dividends as to unvested shares of restricted stock before their vesting but cannot dispose of the restricted stock before it vests. Any unvested shares of restricted stock at the time the recipient ceases to be an officer or director will be forfeited.

(3)	Includes (a) 14,705 shares owned by Mr. McNeill’s wife; (b) 554,906 shares issuable to Mr. McNeill and 275,678 shares issuable to Mr. McNeill through his ownership interests in McNeill Investment Co., Inc., upon the redemption of units of limited partnership interest in Equity Inns Partnership, L.P.; and (c) 15,218 shares owned by McNeill Investment Company, Inc. Mr. McNeill owns approximately 99%, and his son, Phillip H. McNeill, Jr., owns less than 1%, of the capital stock of McNeill Investment Company, Inc.

(4)	Includes 12,000 shares issuable upon the exercise of vested options granted to each director under the Directors’ Plan. Includes, with respect to Mr. McLeary, 1,000 shares owned by Mr. McLeary’s wife, but excludes 13,644 shares of our common stock for which a deferral election was made under the Executive Deferred Compensation Plan as described under “Compensation of Directors.” Mr. McLeary may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well.

(5)	Includes 9,000 shares issuable upon the exercise of vested options granted under the Directors’ Plan. Excludes 7,081 shares of our common stock for which a deferral election was made under the Executive Deferred Compensation Plan as described under “Compensation of Directors.” Mr. Schultz may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well.

(6)	Includes 7,000 unvested shares of restricted stock issued under the 1994 Stock Incentive Plan, vesting as follows: 5,200 shares in January 2005 and 1,800 shares in January 2006; and (b) 1,640 shares owned by Mr. Silver’s wife. Excludes 19,600 shares of our common stock for which a deferral election was made under the Executive Deferred Compensation Plan as described under “Compensation of Directors.” Mr. Silver may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well.

(7)	Includes 5,800 unvested shares of restricted stock issued under the 1994 Stock Incentive Plan, vesting as follows: 4,400 shares in January 2005 and 1,400 shares in January 2006; and (b) 100,000 shares issuable upon the exercise of vested options granted under the 1994 Stock Incentive Plan.

(8)	Includes 1,000 unvested shares of restricted stock issued under the Directors’ Plan, which vest in September 2004, and (b) an additional 7,000 shares issuable upon the exercise of vested options granted under the Directors’ Plan. Excludes an aggregate of 1,000 shares issuable upon the exercise of options granted under the Directors’ Plan in September 1999, which options vest in September 2004.

(9)	Includes (a) 6,701 shares issuable upon redemption of units of limited partnership interests in Equity Inns Partnership, L.P. held by Mr. McNeill, Jr.; (b) 4,671 shares issuable to PHM Family L.L.C. upon redemption of units of limited partnership interest in Equity Inns Partnership, L.P., over which Mr. McNeill, Jr. exercises investment control; and (c) 2,800 unvested shares of restricted stock issued under the 1994 Stock Incentive Plan, vesting as follows: 2,140 shares in January 2005 and 660 shares in January 2006. The membership interests of PHM Family L.L.C. are owned one-third by M. Whitney McNeill, one-third by Hallie M. Ward and one-third by Mr. McNeill, Jr., the adult children of Phillip H. McNeill, Sr. and Mabel M. McNeill. Excludes 18,949 shares issuable on redemption of units in Equity Inns Partnership, L.P. and 15,218 shares held by McNeill Investment Co., Inc., in which Mr. McNeill, Jr. owns less than 1% of the capital stock. Mr. McNeill, Jr. is Executive Vice President––Development and is the son of Phillip H. McNeill, Sr., our Chairman of the Board of Directors and Chief Executive Officer.

(10)	Includes (a) 1,500 shares owned by his wife and (b) 1,392 unvested shares of restricted stock issued under the 1994 Stock Incentive Plan, vesting as follows: 1,056 shares in January 2005 and 336 shares in January 2006.

(11)	As of December 31, 2003, based on information filed with the SEC in a Schedule 13-G dated February 17, 2004 and filed by Barclays Global Investors, NA. Includes (a) 1,808,881 shares of our common stock as to which Barclays Global Investors, NA may be deemed to be the beneficial owner, of which Barclays Global Investors, NA has sole investment and disposition power over 1,671,185 shares, and (b) 472,493 shares of our common stock as to which Barclays Global Fund Advisors may be deemed to be the beneficial owner.

(12)	Mr. Dempsey resigned as a director and officer of our company effective January 23, 2004. Mr. Dempsey was replaced by J. Mitchell Collins, effective January 23, 2004, who now serves as Executive Vice President, Chief Financial Officer, Secretary and Treasurer.

(13)	Mr. Bowen is a nominee for election to our Board at our 2004 annual meeting. At January 15, 2004, Mr. Bowen did not beneficially own any of our company’s common or preferred stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Business Relationships Between Our Company and Our Directors

National Commerce Financial Corporation. Our company and several of our subsidiaries have entered into a secured $3.135 million term loan with National Commerce Financial Corporation (or its predecessor companies), Memphis, Tennessee (the “NBC Loan”). Under the original terms of the NBC Loan, the loan bore interest at a fixed rate of 8.5% per annum. In June 2003, our company and National Commerce Financial Corporation agreed to amend the terms of the loan to provide for interest at a fixed rate of 6.0% per annum. National Commerce Financial Corporation is also a participating lender in the syndication of our three-year $110 million secured credit facility administered by Bank One, with National Commerce Financial Corporation having a $20 million participation in the syndication of our credit facility. Phillip H. McNeill, Sr., our Chairman of the Board and Chief Executive Officer, is and has been a member of the board of directors of National Commerce Financial Corporation (or its predecessor companies) since 1997.

Transactions with Our Management

Our company and our subsidiary Equity Inns Partnership, L.P. have entered into several transactions with affiliates of Phillip H. McNeill, Sr. and several of our executive officers.

Office Space Lease. Effective December 17, 1998, Equity Inns Services, Inc., a wholly-owned subsidiary of our company, entered into a commercial lease agreement with 64 Partnership, a partnership that is 25% owned by Mr. McNeill, Sr., under which we lease our office space at 7700 Wolf River Boulevard, Germantown, Tennessee. This office space is leased for an initial 120-month term for $13,238.40 per month through December 2008.

Loans to Our Officers. During our fiscal years ended December 31, 2002, 2001 and 2000, our company loaned funds to several executive officers for the payment of income taxes incurred in connection with grants of performance shares of our common stock in each fiscal year. These loans were made under a promissory note and pledge agreement entered into between each of these executive officers and our company prior to the enactment of the Sarbanes-Oxley Act of 2002. The face amounts of these loans at December 31, 2003, 2002 and 2001, respectively, to our executive officers were as follows: Mr. McNeill, Sr. ($493,645, $493,645 and $281,006); Howard A. Silver ($315,722, $315,722 and $166,745); Donald H. Dempsey ($239,492, $239,492 and $129,789); Phillip H. McNeill, Jr. ($150,249, $150,249 and $92,172); and J. Ronald Cooper ($100,115, $100,115, $65,413). The loans are non-interest bearing and interest on these loans was imputed at December 31, 2003 at the rate of 1.52% per annum. Balances due under the promissory notes are due and payable on the earlier of July 23, 2004 or 30 days after the date of termination of the borrowing executive officer as an employee of our company.

Furniture and Equipment Joint Venture. Effective January 1, 2002, our company formed a joint venture, GHII, LLC, with one of our furniture and equipment contractors for the purpose of engaging in the sale of furniture and equipment to new third parties. Our company has a 45% interest in, and two of our officers (Messrs. Silver and McNeill, Jr.) each have a 2-1/2% interest in the joint venture in lieu of board compensation. Messrs. Silver and McNeill, Jr. also sit on the Board of Managers of GHII, LLC. Our company accounts for this joint venture under the equity method of accounting. In 2004, GHII, LLC distributed $63,842 to our company and approximately $3,547 to each of Messrs. Silver and McNeill, Jr. for the 2002 fiscal year.

Use of Airplane. Periodically, our company uses an airplane that is majority owned by McNeill & Associates. Mr. McNeill, Sr. owns 100% of McNeill & Associates. For 2003, the company paid McNeill & Associates approximately $42,000 in conjunction with the use of this airplane.

EXECUTIVE COMPENSATION

Summary Compensation Table

We summarize below the compensation paid or accrued for the last three fiscal years to our chief executive officer and our four other most highly paid executive officers during 2003.

SUMMARY COMPENSATION TABLE

				Long Term
		Annual Compensation		Compensation Awards
				Restricted	All Other
Name and				Stock	Compen-
Principal Position	Year	Salary($)	Bonus($)(1)	Awards($)(3)	sation($)(4)
Phillip H. McNeill, Sr.	2003	324,500	281,260	0	51,287
Chairman of the Board	2002	312,000	123,970	0	43,642
and Chief Executive Officer	2001	300,000	93,750	61,900	41,427
Howard A. Silver	2003	308,300	214,375	0	50,747
President and Chief	2002	296,400	139,640	0	44,524
Operating Officer	2001	285,000	87,281	55,710	40,465
Donald H. Dempsey(2)	2003	296,400	60,000	0	39,384
Executive Vice President,	2002	296,400	49,640	0	42,696
Chief Financial Officer,	2001	285,000	87,281	43,330	38,968
Secretary and Treasurer
Phillip H. McNeill, Jr.	2003	162,700	31,400	0	4,772
Executive Vice	2002	156,500	31,300	0	22,417
President—Development	2001	150,500	36,872	20,428	21,228
J. Ronald Cooper	2003	148,600	29,900	0	19,796
Vice President, Controller,	2002	142,900	28,580	0	18,823
Assistant Secretary and	2001	137,400	24,500	10,399	17,938
Assistant Treasurer

(1)	In accordance with the 1994 Stock Incentive Plan, our executive officers can elect to have all or part of their bonuses paid in performance shares of our common stock. Officers making this election receive a 25% premium in the market value of the shares versus the cash they would otherwise receive. For 2003, 2002 and 2001, our named executive officers made the following elections for performance shares:

Name	Year Earned	Date of Grant	Number of Shares	Value at Date of Grant
(a) Mr. McNeill, Sr.:	2003	1/23/04	27,031	$250,307
	2002	1/24/03	19,081	$112,196
	2001	1/4/02	14,161	$93,746
(b) Mr. Silver:	2003	1/23/04	20,504	$189,867
	2002	—	—	—
	2001	1/4/02	12,108	$80,155
(c) Mr. Dempsey:	2003	—	—	—
	2002	—	—	—
	2001	1/4/02	12,108	$80,155
(d) Mr. McNeill, Jr.:	2003	—	—	—
	2002	—	—	—
	2001	1/4/02	5,115	$33,861
(e) Mr. Cooper:	2003	—	—	—
	2002	—	—	—
	2001	1/4/02	3,398	$22,495

The balance of the bonuses to these officers represent cash deferrals made by those officers for our 2003, 2002 and 2001 fiscal years that were credited to the officers’ accounts in our Executive Deferred Compensation Plan, as follows: Mr. McNeill, Sr. ($22,960, $10,120 and $0); Mr. Silver ($17,500, $13,694 and $7,125); Mr. Dempsey ($6,000, $4,964 and $7,125); Mr. McNeill, Jr. ($0, $0 and $3,010); and Mr. Cooper ($2,990, $2,858 and $2,000).

(2)	Mr. Dempsey resigned as an officer of our company effective January 23, 2004. Mr. Dempsey was replaced by J. Mitchell Collins, effective January 23, 2004, who now serves as Executive Vice President, Chief Financial Officer, Secretary and Treasurer.

(3)	The amounts appearing in the Restricted Stock Awards column represent the value of restricted stock awards granted during 2001 based on the closing price for shares of our common stock on the date of the grant. No restricted stock awards were granted in 2003 or 2002. The recipients have the right to vote and receive dividends as to all unvested shares of restricted stock. As of December 31, 2003, the aggregate number and value (based on the closing price of $9.05 for the shares of our common stock on such date) of shares of restricted stock held by our named executed officers were 48,482 shares, at $438,762. As of December 31, 2003, the individual aggregate number and value (based on the closing price of $9.05 for the shares of our common stock on such date) of shares of restricted stock held by each of our named executive officers were as follows: Mr. McNeill, Sr. (3,334 shares, at $30,173); Mr. Silver (18,600 shares, at $168,330); Mr. Dempsey (15,320 shares, at $138,646); Mr. McNeill, Jr. (7,500 shares, at $67,875); and Mr. Cooper (3,728 shares, at $33,738). Mr. McNeill, Sr. was granted 10,000 shares of restricted stock in January 2001, which vest at the rate of one-third per year over three years from the date of grant. Mr. Silver was granted 9,000 shares of restricted stock in January 2001, which vest at the rate of one-fifth per year over five years from the date of grant. Mr. Dempsey was granted 7,000 shares of restricted stock in January 2001, which vest at the rate of one-fifth per year over five years from the date of grant. Mr. McNeill, Jr. was granted 3,300 shares of restricted stock in January 2001, which vest at the rate of one-fifth per year over five years from the date of grant. Mr. Cooper was granted 1,680 shares of restricted stock in January 2001, which vest at the rate of one-fifth per year over five years from the date of grant. Each of the named executive officers has entered into a change in control agreement with our company and a wholly owned subsidiary that provide for accelerated vesting of awards under the 1994 Stock Incentive Plan in the instance the officer’s employment is terminated following a change in control or potential change in control, as defined in the agreements. See the section following entitled “—Employment Contracts.”

(4)	The amounts listed comprise (a) imputed interest, calculated at the rate of 1.52% at December 31, 2003, for loans entered into between our company and the named executive officers during the fiscal year listed under a promissory note and pledge agreement between our company and each officer for the payment of income taxes incurred in connection with grants of performance shares and restricted shares, and (b) matching contributions under our Executive Deferred Compensation Plan. The amounts of imputed interest are as follows for December 31, 2003, 2002 and 2001, respectively: Mr. McNeill, Sr. ($7,503, $12,470 and $11,381); Mr. Silver ($4,799, $7,785 and $6,753); Mr. Dempsey ($3,640, $5,957 and $5,256); Mr. McNeill, Jr. ($2,284 , $3,771 and $3,733); and Mr. Cooper ($1,522, $2,546 and $2,649). The balance of the amounts listed for each of the five named executive officers under “All Other Compensation” represents matching contributions accrued under our Executive Deferred Compensation Plan. Under the Executive Deferred Compensation Plan, participants may defer up to 25% of their base salary, bonus or both. We pay a matching contribution equal to the lesser of the amount deferred or 10% of base salary and bonus that is credited to each participant’s account. Participants may also defer unvested restricted shares of our common stock under our Executive Deferred Compensation Plan, although no matching contribution is made for these deferrals. To date, no executive officer has elected to make such a deferral.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

We provide below information regarding unexercised options at December 31, 2003. Common stock grants were 4,000 shares in both 2001 and 2002, and no options were exercised during 2003, 2002 and 2001, nor were any separate stock appreciation rights granted. Stock options previously granted to Messrs. McNeill, Sr. and Silver in July 1994 have expired in full.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

Number of Shares
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
			Options at	Options at
			Fiscal Year-End	Fiscal Year-End
	Shares Acquired	Value	Exercisable/	Exercisable
Name	On Exercise (#)	Realized ($)	Unexercisable	Unexercisable(1)
Donald H. Dempsey	—	—	100,000/0	$—/$—

(1)	No stock options were “in-the-money,” which is the positive spread, if any, between the exercise price of the stock options and the fair market value of the underlying common stock at December 31, 2003. No stock options were exercised during our 2003 fiscal year. The stock options granted to Mr. Dempsey were granted on July 20, 1998.

Equity Compensation Plans

The following table summarizes information with respect to equity compensation as of December 31, 2003:

Number of securities
	to be issued	Weighted average
	upon exercise of	exercise price of	Number of securities
	outstanding options,	outstanding options,	remaining available
	warrants and rights	warrants and rights	for future issuance(1)
Equity compensation plans approved by security holders	153,000	$12.53	3,142,058
Equity compensation plans not approved by security holders	—	—	—
Total	153,000	$12.53	3,142,058

(1)	Under the 1994 Stock Incentive Plan, a total of 4,000,000 shares of common stock may be granted in the form of restricted stock or issued upon the exercise of stock options that are granted to our executive officers. Of this amount, only 2,000,000 shares may be grants of restricted stock under the terms of the 1994 Stock Incentive Plan. At December 31, 2003, 1,298,058 shares were available for grants of restricted stock. The 1994 Stock Incentive Plan also provides for grants of performance shares of our common stock to our executive officers. Performance shares are not subject to the 4,000,000 share limitation under the 1994 Stock Incentive Plan, and shares of our common stock available as grants of performance shares are not included in “Number of securities remaining available for future issuance.” Under the Directors’ Plan, a total of 100,000 shares of common stock may be issued upon the exercise of stock options that are granted to our outside directors. Pursuant to the Directors’ Plan, our directors may also elect to receive their directors’ fees in shares of our common stock in lieu of cash payment.

Employment Contracts

Our company and a wholly-owned subsidiary have entered into change in control agreements with our executive officers, including Messrs. McNeill, Sr., Silver, Collins, McNeill, Jr., and Cooper. These agreements provide benefits upon termination of employment following a change in control or a potential change in control of our company, as defined in the agreements. The agreements provide that these executives will receive severance payments and other benefits if their employment terminates within 18 months of a change in control, or during the period beginning with a potential change in control and ending on the earlier of (1) a reversal of the events constituting the potential change in control, or (2) 18 months after the change in control to which the potential change in control relates. Benefits are only paid if the executive’s employment is terminated by our company without cause, the executive voluntarily resigns his employment because of a diminution in duties, functions or compensation, or due to certain other changes in the executive’s employment conditions.

The severance payments are based on (a) a multiple of the average of the rates of base salary in effect for the executive (1) immediately before termination, (2) 12 months before termination, and (3) 24 months before termination plus (b) the average of the bonuses paid or earned for the three fiscal years before the year in which employment terminates. The multiple of average compensation used for Messrs. McNeill, Sr., Silver and Collins is three, and for Messrs. McNeill, Jr. and Cooper, two.

The agreements also call for payment of

•	unpaid base salary and prorated bonus for the year of termination,

•	unpaid bonus for the immediately preceding fiscal year,

•	forgiveness of loans made by our company to the executive,

•	accelerated vesting of certain awards under the 1994 Stock Incentive Plan and other non-tax-qualified benefits,

•	a payment equal to any portion of a benefit under a tax-qualified defined contribution plan forfeited as a result of the executive’s termination,

•	continued insurance benefits for 18 months, and

•	payment of any other benefits accrued through the termination date.

To the extent the executive incurs an excise tax under Section 4999 of the federal income tax laws as a result of a payment under the agreement or any other payment owed the executive by our company or any affiliate, our company will indemnify the executive for that liability, including certain additional taxes attributable to the initial excise tax indemnification payment. The agreements place restrictions on each executive’s ability to use or disclose confidential information, solicit our employees to terminate their employment with our company, or interfere with our company’s hotel development opportunities.

We have also entered into a severance agreement with Mr. Dempsey, who resigned his office with our company on January 23, 2004. Mr. Dempsey will continue as an employee of the company until May 23, 2004. Under the terms of this agreement, Mr. Dempsey will receive:

•	salary continuation through May 23, 2004, based on Mr. Dempsey’s 2004 annual salary ($296,400), and

•	continuation of existing benefits through May 23, 2004, including health insurance and participation in the company’s Executive Deferred Compensation Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ON COMPENSATION
DECISIONS

All members of our Compensation Committee are independent directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for

•	establishing and administering compensation policies,

•	establishing salaries of and awarding performance-based bonuses to our executive officers, and

•	determining awards of restricted stock and grants of stock options under our stock plans.

Our committee’s policy is to devise and implement compensation for our officers and employees commensurate with their position and determined with reference to compensation paid to similarly situated employees and officers of companies which the Compensation Committee deems to be comparable to our company. Each member of the Compensation Committee is independent as defined in the committee charter, as determined by the Board of Directors.

Components of Executive Compensation

As in past years, our committee’s executive compensation methodology consists of three components: (1) base salary, (2) annual incentive and (3) long-term incentive compensation. These components provide elements of fixed income and variable compensation that is linked to the achievement of individual and corporate goals and the enhancement of value to our company’s shareholders.

Base Salary. Base salary represents the fixed component of our executive compensation system. Executives receive salaries that are within a range established by the Compensation Committee for their respective positions based on the comparative analysis described above. Where each executive’s salary falls within the salary range is based on a determination of the level of experience that the executive brings to the position and how successful the executive has been in achieving set goals. Salary adjustments are based on a similar evaluation and a comparison of adjustments made by competitors and any necessary inflationary adjustments.

Annual Incentives. Annual incentives exist in the form of bonuses available to each executive officer as a means of linking compensation to objective performance criteria that are within the control of the executive officer. At the beginning of each year, the Compensation Committee establishes a target bonus for each executive and identifies performance measures for each executive to meet in order to receive the full bonus. The actual amount of incentive bonus received by our Chief Executive Officer, our President and Chief Operating Officer and our Executive Vice President, Chief Financial Officer, Secretary and Treasurer for fiscal year 2003 was determined by the Compensation Committee after the end of the year. The actual amount of incentive bonus received by our other executive officers was determined by our Chairman and Chief Executive Officer. Incentive bonuses may be paid in cash or performance shares. To motivate executives to increase their ownership, the Compensation Committee permits executive officers to receive all or a portion of their bonuses, at each executive’s option, in performance shares of our common stock. Executive officers electing this option receive a 25%

premium in the market value of the performance shares versus the cash they would otherwise receive.

Long-Term Incentives. The third component of executive compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentives are important to motivate and reward our executives and employees for maximizing shareholder value. Long-term incentives are provided primarily by grants of stock options and stock under the 1994 Stock Incentive Plan, which is administered by the Compensation Committee. The purpose of the 1994 Stock Incentive Plan is to assist our company in recruiting and retaining key employees, by enabling such persons to participate in the future success of our company and to associate their interests with those of our company and our shareholders. No stock options or stock were granted as long-term incentives for executive performance in fiscal year 2003.

Base Compensation and Bonuses

The Compensation Committee approved the payment of annual base salaries to our executive officers, through our subsidiary Equity Inns Services, effective January 1, 2003, as follows:

Executive Officer	Annual Base Salary
Phillip H. McNeill, Sr.	$324,500
Chairman of the Board and
Chief Executive Officer
Howard A. Silver	$308,300
President and Chief Operating Officer
Donald H. Dempsey	$296,400
Executive Vice President,
Chief Financial Officer,
Secretary and Treasurer
Phillip H. McNeill, Jr.	$162,700
Executive Vice President Development
J. Ronald Cooper	$148,600
Vice President, Controller,
Assistant Secretary and
Assistant Treasurer

In addition to these 2003 annual base salaries, as in past years, the Compensation Committee approved and implemented a bonus award procedure for 2003 to grant performance shares under our 1994 Stock Incentive Plan, subject to the meeting of certain performance goals, to our company’s executive officers. We compared the base salaries and other elements of compensation of our company’s top executive officers against those of certain other hotel REITs and, to a lesser extent, similarly sized non-hotel REITs and REITs operating on a net lease basis.

The Compensation Committee established that performance shares were to be earned for our 2003 fiscal year, if at all, based on two measures:

•	the achievement of certain levels of adjusted funds from operations per share (“AFFO”);

•	the achievement of certain levels of shareholders’ return by comparison with our peers.

The National Association of Real Estate Investment Trusts, Inc. defines funds from operations (“FFO”) as being net income or loss, computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of property, plus depreciation, and after adjustments for unconsolidated partnerships and joint ventures. To determine compensation, the Compensation Committee uses a definition of adjusted funds from operations (“AFFO”) that further adjusts the NAREIT definition of FFO for other non-cash items, and such adjustments are described in detail in the company’s annual report on Form 10-K for 2003. Because 2003’s AFFO did not meet our company’s AFFO target for 2003, no performance shares or cash compensation were earned for AFFO achievement by the above-named executive officers as bonuses in 2003. Total bonuses earned by the above-named executive officers for our 2003 fiscal year were based on achievement of the highest total shareholder return of our peer group, as defined by our Compensation Committee. No shares of restricted stock were awarded to our company’s officers for our 2003 fiscal year.

The Compensation Committee will determine annually a similar bonus program for our company’s officers, with any future stock bonus awards to be issued to the executive officers through the 1994 Stock Incentive Plan.

Although none of our company’s executive officers receives annual compensation in excess of $1 million, we continue to study the cap on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993. We have taken steps to allow for the grant of stock options and certain other stock incentive awards that qualify as performance-based compensation exempt from the cap.

In December 2003, the Compensation Committee determined to grant base salaries for the above-named executive officers for our company’s 2004 fiscal year, as follows: $336,500 (Mr. McNeill, Sr.), $319,700 (Mr. Silver), $296,400 (Mr. Dempsey), $168,700 (Mr. McNeill, Jr.) and $154,100 (Mr. Cooper). Mr. Collins, who replaced Mr. Dempsey as Executive Vice President, Chief Financial Officer, Secretary and Treasurer on January 23, 2004, will receive an annualized base salary of $215,000.

2003 CEO Compensation

In devising an appropriate compensation package for Phillip H. McNeill, Sr., our CEO, the Compensation Committee is guided by our company’s performance, competitive practices, and the Compensation Committee’s policy, discussed above, of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies. Appropriate adjustments in the compensation of our CEO are considered at the same time that we consider similar adjustments for our other executive officers.

In creating Mr. McNeill’s total cash compensation package for our 2003 fiscal year, the Compensation Committee was guided by a review of publicly available information as to the compensation of the CEOs of other hotel REITs and, to a lesser extent, to the compensation packages of similarly sized non-hotel REITs. Based upon such considerations, the Compensation Committee adopted and approved $324,500 as the appropriate base salary to be paid to Mr. McNeill during our 2003 fiscal year. As noted above, the Compensation Committee has granted Mr. McNeill a base salary increase to $336,500 for our company’s 2004 fiscal year. The Compensation Committee intends to continue to apply the bonus award procedure discussed above under “Base Compensation and Bonuses” to Mr. McNeill and our other executive officers during our 2004 fiscal year.

This report has been submitted by the members of the Compensation Committee for our 2003 fiscal year.

Raymond E. Schultz (Chairman)
William W. Deupree
Harry S. Hays

PERFORMANCE GRAPH

The following graph compares the change in our shareholder return on our common stock for the period December 31, 1998 through December 31, 2003, with the changes in the S&P 500, the Russell 2000 Index and the SNL Securities Hotel REIT Index for the same period. The SNL Securities Hotel REIT Index is comprised of 15 publicly traded REITs focusing on investments in hotel properties.

The graph assumes a base index value of 100 for our common stock and each index for comparative purposes. Total return equals appreciation in stock price plus dividends paid, and assumes that all dividends are reinvested.

Equity Inns, Inc.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Equity Inns, Inc.	100.00	81.06	87.10	102.56	100.56	162.51
S&P500*	100.00	121.11	110.34	97.32	75.75	97.40
Russell 2000	100.00	121.26	117.59	120.52	95.83	141.11
SNL Hotel REITs	100.00	77.67	111.12	103.90	102.49	133.75

Source: SNL Financial LC

We cannot assure you that our share performance will continue into the future with the same or similar trends depicted in the graph above. We will not make or endorse any predictions as to its future share performance.

The performance comparisons noted in the graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this graph by reference, and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

The three-person Audit Committee’s primary function is to assist the Board of Directors of Equity Inns, Inc. in fulfilling certain of the Board’s oversight responsibilities to our shareholders by reviewing the financial reports and other financial information provided by our company to any governmental body (including the SEC) or the public; our company’s internal control systems regarding finance, accounting, legal compliance and ethics that management and the Board have established; and our company’s auditing, accounting and financial reporting processes in general. The Audit Committee is entirely composed of directors who meet the SEC’s and NYSE’s independence and experience requirements for audit committee membership.

We have met with our independent auditors and management to discuss the respective duties and responsibilities set forth under our Audit Committee’s charter.

Management is primarily responsible for the financial statements and the reporting process, including our company’s internal controls system. The company’s independent auditors are responsible for performing an independent audit of our financial statements in conformity with generally accepted accounting principles and are ultimately accountable to our committee and to the Board.

The Audit Committee has reviewed the audited financial statements in our company’s Annual Report on Form 10-K for 2003 with management, including discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of financial statement disclosures, and we have reviewed and discussed these financial statements with the independent auditors.

We have also reviewed with the independent auditors their judgments as to the quality of our company’s accounting principles and such other matters as are required to be discussed with our committee under generally accepted auditing standards. In addition, our committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards). Our committee has also received the written disclosures and the letter from our independent auditors required by Independence Standards

Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with the independent auditors all significant relationships they have with our company to ensure their independence from our company.

We relied on the reviews and discussions referred to above. Based on this reliance, we have recommended to the Board, and the Board has approved, that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC. We have further recommended, and the Board has approved, the selection of PricewaterhouseCoopers L.L.P. as our company’s independent auditors for its fiscal year ending December 31, 2004.

March 11, 2004

Harry S. Hays (Chairman)
Joseph W. McLeary
Raymond E. Schultz

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers L.L.P. has served as independent public accountants and auditors for our company and our subsidiaries for our fiscal year ended December 31, 2003 and will continue to serve as our auditors for our fiscal year ending December 31, 2004, unless this is changed by action of our Board.

We expect that a PricewaterhouseCoopers L.L.P. representative will be present at our annual meeting to make a statement if so desired and is expected to be available to respond to appropriate questions.

Fees. During our 2003 fiscal year, PricewaterhouseCoopers L.L.P. billed the following amounts to Equity Inns in connection with its performance of the following services for our company:

	Fees Billed
Fee Type	2003	2002
Audit Fees[1]	$296,532	$294,000
Tax Fees[2]	$18,645	$247,155

Total Fees	$315,177	$541,155

1	For professional services and travel-related expenses rendered for the audit of our annual financial statements and Form 10-K filing and for quarterly reviews of our financial statements included in our Form 10-Q filings for the fiscal year. For 2003, also includes professional services rendered in the preparation of a prospectus supplement and comfort letter in connection with our company’s July 2003 8.75% Series B Cumulative Preferred Stock offering.

2	For tax preparation and compliance.

Our Board’s Audit Committee has determined that the provision of non-audit services performed by PricewaterhouseCoopers L.L.P. during our 2003 and 2002 fiscal year is compatible with maintaining PricewaterhouseCoopers’ independence from Equity Inns as our independent public accountants.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditors. Unless a type of service to be provided by the independent auditors has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels also will require specific pre-approval by the Audit Committee.

The Audit Committee’s pre-approval procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. For pre-approval, the Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the chairman of the Audit Committee.

The Audit Committee has designated the Chief Financial Officer to monitor the performance of the services provided by the independent auditors and to determine whether these services are in compliance with the pre-approval policy.

OTHER MATTERS

Our Board currently does not intend to bring before our annual meeting any matter other than the election of directors, as specified in the notice to shareholders, and our Board has no knowledge of any other matters to be brought before our annual meeting. If any other matters requiring a vote of our shareholders are properly brought before our annual meeting, the enclosed proxies will be voted on such matters in accordance with the judgment of the persons named as proxies in those proxies, or their substitutes, present and acting at the meeting.

We will provide to each record holder or beneficial owner of our common stock entitled to vote at our annual meeting, on written request to J. Mitchell Collins, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, at 7700 Wolf River Boulevard, Germantown, Tennessee 38138, telephone (901) 754-7774, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including the financial statements and financial statement schedules filed with the SEC.

Copies of our Securities Exchange Act reports and filings are available by hyperlink on our Internet website, at www.equityinns.com. Paper copies of such reports and filings are also available, free of charge, upon request to our Secretary to our address provided in the preceding paragraph.

BY ORDER OF THE BOARD OF DIRECTORS:

J. MITCHELL COLLINS, Secretary

April 11, 2004

Appendix A

EQUITY INNS, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

The following shall constitute the Charter of the Audit Committee (the “Charter”) of the Board of Directors of Equity Inns, Inc., a corporation incorporated under the laws of the State of Tennessee (the “Company”):

I.	ORGANIZATION

A.	There shall be constituted a standing committee of the Board of Directors of the Company (the “Board”) to be known as the audit committee (the “Audit Committee”).

II.	COMPOSITION AND SELECTION

A.	The Audit Committee shall be comprised of three or more directors. The members of the Audit Committee shall meet the independence and experience requirements of the Securities and Exchange Commission and the New York Stock Exchange as then in effect.

B.	All members of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board, in compliance with the rules of the New York Stock Exchange. At least one member of the Committee must have accounting or related financial management expertise, as such qualification is interpreted by the Board, in compliance with the rules of the New York Stock Exchange.

C.	No member of the Audit Committee may serve on the audit committees of more than three public companies.

D.	The members of the Audit Committee shall be appointed by the Board, at the Board’s annual meeting, on the recommendation of the Corporate Governance and Nomination Committee, and may be removed by the Board. The members of the Audit Committee shall serve for one year or until their successors are duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee shall designate a Chairman by majority vote of the full Audit Committee membership.

E.	The duties and responsibilities of Audit Committee members contained herein shall be in addition to those duties otherwise required for members of the Board.

III.	PURPOSE

A.	The primary function of the Audit Committee is to assist the Board in fulfilling certain of the Board’s oversight responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries by monitoring (1) these practices, generally; (2) the integrity of the financial statements and other financial information provided by the Company to any governmental body or the public; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications and independence; and (5) the performance of the Company’s independent auditors and internal audit functions.

B.	The Audit Committee shall prepare the report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

IV.	COMMITTEE OBJECTIVES

A.	The Audit Committee’s primary objectives include providing an independent, direct and open avenue of communication among the Company’s independent accountants, management, internal auditing department, and the Board; serving as an independent and objective party to review the Company’s financial reporting processes and internal control systems; overseeing with management the reliability and integrity of the Company’s accounting policies and financial reporting and disclosure practices; reviewing and considering the work of the Company’s independent auditors and internal auditing department; reviewing the adequacy of the internal audit department’s staffing and the qualifications of its personnel; and reviewing whether available technology is being used to maximize the efficiency and effectiveness of the internal audit function. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.

V.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

A.	The Audit Committee shall have the sole authority to appoint, retain, compensate, evaluate and terminate the independent auditor and shall approve all audit and permissible non-audit engagements, including fees and terms, with the independent auditor. The independent auditor shall be accountable to the Board through the Audit Committee. The Audit Committee shall consult with management but shall not delegate these responsibilities.

B.	Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor accounting policies and financial reporting issues and judgments that may be viewed as critical; review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; consider and approve, when appropriate, any significant changes in the Company’s accounting and auditing policies; review and discuss any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports; review and discuss major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

2.	Review and discuss with management and the independent auditor the Company’s annual and quarterly financial statements, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the results of the independent auditor’s reviews of such financial statements, prior to the filing of its Form 10-K and Form 10-Q. This review and discussion with management and the independent auditors should also take place prior to the Company issuing a quarterly or annual earnings release.

3.	Review and discuss with management its policies and practices regarding earnings press releases, as well as financial information and earnings guidance given to analysts and ratings agencies, giving attention to any use of “pro forma”, “adjusted” or “non-GAAP financial measures” information.

4.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

C.	Oversight of the Company’s Relationship with the Independent Auditor

1.	Review a formal written report by the independent auditor, at least annually, including descriptions of: a) the independent auditor’s internal quality-control procedures; b) any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities in the preceding five years respecting one or more independent audits carried out by the firm; c) any steps taken to deal with such issues; d) all relationships between the independent auditor and the Company;

and e) any other relationships that may adversely affect the independence of the auditor. The Audit Committee should assess the independence of the independent auditor, including that of the independent auditor’s lead partner, based on this review and recommend to the Board that it take appropriate action in response to the report to satisfy the independence requirements.
2.	Evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead and concurring partners, taking into consideration the opinions of management and the internal auditors. Present these conclusions with respect to such evaluations to the full Board.

3.	Set clear hiring policies for employees or former employees of the independent auditors, taking into account pressures that may exist for auditors consciously or subconsciously seeking a job with the Company.

4.	Discuss with the independent auditor its ultimate accountability to the Board through the Audit Committee.

5.	Establish policies and procedures for the engagement of the independent auditor to provide audit and permissible non-audit services; consider whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence.

6.	Assure regarding the regular rotation of the lead and concurring audit partners as required by law, and consider whether there should be regular rotation of the independent auditing firm itself, in order to assure continuing independence of the independent auditor.

D.	Process Improvement

1.	Establish regular and separate systems of reporting to the Audit Committee by the Company’s management, the independent auditor and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and the view of each as to the appropriateness of such judgments.

2.	Review and discuss with the independent auditor the audit planning and procedures, including the scope, fees, staffing and timing of the audit; review and discuss the results of the audit exam and management letters, and any reports of the independent auditor with respect to any interim period.

3.	Review with the Company’s internal auditors and the independent auditor the coordination of their audit efforts to assure completeness of coverage, reduction of redundant efforts and effective use of audit resources.

4.	Review separately with the Company’s management, the independent auditor and the internal auditors, following completion of the Company’s annual audit, any significant difficulties encountered during the course of the audit, including: a) difficulties with management’s response; b) any restrictions on the scope of work or access to required information; and (c) the nature and extent of any significant changes in accounting principles or the application therein.

5.	Review any significant disagreement among the Company’s management and its independent auditor or the internal auditors in connection with the preparation of the Company’s financial statements.

6.	Review with the independent auditor any audit problems or difficulties and management’s response. Such review shall include any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); review any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Company and any discussions with the independent auditor’s national office respecting auditing or accounting issues presented by the engagement.

7.	Review with the Company’s independent auditor, the internal auditors and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate amount of time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion.

E.	Oversight of the Company’s Internal Audit Function

1.	The Company’s internal audit function will ultimately report directly to the Audit Committee.

2.	Review the appointment, replacement, reassignment or dismissal of the internal auditors.

3.	Review the regular internal reports to management prepared by the internal auditors and management’s responses.

4.	Discuss with the independent auditor the internal auditor’s responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit.

F.	Ethical and Legal Compliance and Risk Management

1.	Discuss with management, internal auditors and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

2.	Obtain from independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

3.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

4.	Review any material pending legal proceedings involving the Company and other contingent liabilities; discuss with the Company’s in-house legal counsel matters that may have a material impact on the financial statements or the Company’s compliance policies.

5.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

6.	Establish, review and update periodically the Code of Ethics and Whistleblower policies.

7.	Periodically review the Company’s policies and procedures for review of officers’ expenses.

8.	Review and discuss with management and the independent auditors any other risk areas of the Company that the Audit Committee deems appropriate.

9.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

VI.	MEETINGS AND ADMINISTRATION

A.	The Audit Committee shall meet separately, as often as may be deemed necessary or appropriate in its judgment, but at least quarterly, with the Company’s management, internal auditors and independent auditors. Following each meeting, the Audit Committee shall report to the Board at the next regularly scheduled Board meeting, or sooner, as circumstances may dictate.

B.	In addition, the Chairman of the Audit Committee shall meet in person or by telephone with the Company’s independent auditors and the Company’s Chief Financial Officer quarterly to review the Company’s financial statements.

C.	The Audit Committee shall have prompt and unrestricted access to all financial and operating information relevant to the Company’s business. The Audit Committee shall have ready access to the Company’s legal counsel and to the independent auditors, and shall be provided from time to time with staff assistance from within the Company as requested.

D.	The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee shall have the authority to retain and compensate such advisors without seeking further approval and shall receive appropriate funding, as determined by the Audit Committee, from the Company to compensate such advisors. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist the Committee in the conduct of any investigation.

E.	The Audit Committee may form subcommittees and delegate authority to subcommittees when appropriate.

F.	The Audit Committee shall make regular reports to the Board, and shall review with the Board any issues that arise with respect to the matters described in Section 0. of this Charter.

G.	The Audit Committee shall review and reassess the adequacy of this Charter, at least annually, and shall recommend any proposed changes to the Board for approval.

H.	The Audit Committee shall annually review its own performance.

VII.	CONSISTENCY WITH CHARTER

A.	To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Second Amended and Restated Charter or the Bylaws of the Company, the Second Amended and Restated Charter or the Bylaws, as appropriate, shall fully control.

VIII.	CERTIFICATION

     This Charter of the Audit Committee was duly approved and adopted by the Board of the Company on the 15th day of March, 2004.

J. MITCHELL COLLINS, Secretary

PROXY

EQUITY INNS, INC.

7700 WOLF RIVER BOULEVARD, GERMANTOWN, TENNESSEE 38138
ANNUAL MEETING OF SHAREHOLDERS — MAY 13, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints Phillip H. McNeill, Sr. and Howard A. Silver, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Stock of the undersigned in Equity Inns, Inc. at the Annual Meeting of Shareholders to be held at the Homewood Suites Hotel, 7855 Wolf River Parkway, Germantown, Tennessee, on Thursday, May 13, 2004 at 10:00 a.m. Central Time, and at any adjournments thereof, as specified below:

1.	ELECTION OF DIRECTORS (“PROPOSAL ONE”)

☐  CLASS I — TERMS EXPIRING 2007 — FOR EACH OF THE THREE NOMINEES LISTED BELOW

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the list below.)

Phillip H. McNeill, Sr.                    Raymond E. Schultz                    Howard A. Silver

  ☐  CLASS III — TERM EXPIRING 2006 — FOR THE NOMINEE LISTED BELOW

(INSTRUCTION: To withhold authority to vote for the nominee, strike a line through the nominee’s name below.)

Robert P. Bowen

  ☐  WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE

2.	In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before the meeting.

[Please sign and date on reverse side of this proxy.]

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal One.

Dated:	, 2004
Please sign name exactly as it appears on the left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

Title

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.